Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Directorship Change
Bedner to Remain an Advisor to the Board of Directors and Company;
Board Replacement Candidates under Review

Herndon, VA—January 18, 2007—SteelCloud, Inc. (NASDAQ: SCLD), a leading supplier of turnkey appliance servers, network security and infrastructure solutions, and professional IT services today announced that Joseph Gregory Bedner, a member of the Company's board of directors, has announced his resignation as a prerequisite for pursuit of another corporate position.

“Mr. Bedner will continue to serve the Board and the Company as an advisor. Candidates for the newly created Board vacancy are under review and the Company expects to name a replacement shortly

"Greg Bedner's knowledge and management contributions have been of great value to SteelCloud. While we regret the necessity of his resignation from the board, we are delighted he will continue as an advisor to the Company," said VADM (Ret.) Edward Burkhalter, SteelCloud's Chairman of the Board.

"SteelCloud's current management and board are clearly demonstrating an effective turnaround toward profit restoration. As a friend of the company, they retain my utmost confidence and support. I regret my Board resignation. Nevertheless, I fully plan to continue assistance in an advisory capacity with ongoing efforts to enhance SteelCloud's market share, earnings and shareholder value," said Mr. Bedner.

About SteelCloud

SteelCloud is an engineering and manufacturing integrator specializing in network centric and embedded computing solutions for the federal government and independent software vendors. The Company designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users. For both the government and commercial markets the Company delivers integration services and software focused on service desk, risk management and network management solutions. The Company's ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business. Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.